Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the 2026 Equity-Based Compensation Plan of Waters Corporation of our report dated December 11, 2025, with respect to the combined financial statements of the Biosciences and Diagnostic Solutions Business of Becton, Dickinson and Company as of September 30, 2025 and 2024 and for each of the three years in the period ended September 30, 2025 incorporated by reference in the Current Report on Form 8-K dated February 9, 2026 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York

February 22, 2026